Exhibit 21
Domestic Subsidiaries
Ketchikan Pulp Company
Entekra Holding, LLC

Foreign Subsidiaries
Louisiana-Pacific Canada Sales ULC
Louisiana-Pacific Canada Holdings Ltd.
Louisiana-Pacific Canada Ltd.
Louisiana-Pacific South America S.A.
Louisiana-Pacific Chile S.A.
Louisiana-Pacific del Perú S.A.C.
LP Brasil OSB Industria E. Comercio S.A.
Louisiana-Pacific Argentina S.R.L.
Louisiana-Pacific Colombia S.A.S.